                                                                    EXHIBIT 99.1


                              [TRU*SERV (TM) LOGO]
                                EARNINGS RELEASE


                        TRUSERV REPORTS NOVEMBER EARNINGS
        MONTHLY EARNINGS BEAT PRIOR YEAR'S RESULTS EVEN WITH LOWER SALES


CHICAGO, DEC. 20, 2001 - TruServ Corporation reported today revenue for the month ended Nov. 24, 2001 of $192.7 million, down 7.0 percent from $207.2 million, after excluding net sales from the lumber business, which was sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business, was down 30.9 percent.
     The co-op reported net income for the month of $1.2 million, versus a loss of $0.4 million in the same period a year ago, after excluding the earnings of the divested lumber business. When you include the $0.7 million of direct earnings from the lumber business, last year's results for the month of November was income of $0.3 million. This November's income included $0.9 million of nonrecurring legal and refinancing costs.
     Pamela Forbes Lieberman, TruServ's President and Chief Executive Officer, said that cost reductions, coupled with higher concentration of purchases from our members, are having the desired effect on operations.
     "Operations in November continued to generate positive earnings for the co-op," said Forbes Lieberman. "Our business plan to streamline operations, reduce expenses and improve productivity is working."
     Forbes Lieberman reiterated that TruServ is on track to secure a new financing agreement in 2001 but cautioned that one-time restructuring charges in December, principally due to the closing of the Hagerstown, Md., distribution center, will result in a substantial loss for the year.
     "Operationally, we're considerably stronger today than we were a year ago," she said. "The path to sustainable profitability is being paved this year as we restructure the size of our distribution network, secure long-term financing and rightsize our corporate staffing levels."
     Forbes Lieberman also pointed to a significant reduction in TruServ's senior note and revolver debt as a sign of forward momentum.
     "At the end of November, senior note and revolver debt, net of available cash on hand, was $357.4 million, down 26 percent compared with $483.3 million outstanding at November month end a year ago.




November Earnings Release          Page 1

MONTH OF NOVEMBER SUMMARY RESULTS
($ in millions)

                                                                      $         %
                                                 2001      2000     Change    Change
                                               --------  --------   -------   -------

Comparative Revenue                            $  192.7  $  207.2   $ (14.5)    -7.0%
                     Lumber Business Revenue   $      -  $   71.8   $ (71.8)
                                               --------  --------   -------
Reported Revenue                               $  192.7  $  279.0   $ (86.3)   -30.9%


Comparative Net Income /(Loss)                 $    2.1  $   (0.4)  $   2.5        nm
            Direct Lumber Business Earnings    $      -  $    0.7   $  (0.7)

            Refinancing & Unusual Legal Fees   $   (0.9) $      -   $  (0.9)
                                               --------  --------   -------
Reported Net Income                            $    1.2  $    0.3   $   0.9      400%


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which is incorporated into this news release by reference.

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November Earnings Release          Page 2